Exhibit 1.2

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

PANASONIC CORPORATION

(Panasonic Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1.    (Purpose)

The handling of shares of stock in the Company shall be governed by these Regulations pursuant to the authority granted by the Articles of Incorporation of the Company, as amended, as well as the rules set forth by the Japan Securities Depository Center, Inc. (hereinafter referred to as the “JASDEC”) and account management institutions such as securities companies in which shareholders open their transfer account (hereinafter referred to as the “Securities Companies, etc.”).

Article 2.    (Transfer Agent)

The Transfer Agent of the Company and its handling office shall be as follows:

Transfer Agent:	Sumitomo Mitsui Trust Bank, Limited 1-4-1, Marunouchi, Chiyoda-ku, Tokyo

Handling Office:	Stock Transfer Agency Business Planning Department of
Sumitomo Mitsui Trust Bank, Limited
4-5-33, Kitahama, Chuo-ku, Osaka

CHAPTER II

ENTRIES INTO THE REGISTER OF SHAREHOLDERS IN DIGITAL FORMAT

Article 3. (Entries	into the Register of Shareholders in Digital Format)

1.     The Company shall make changes to the matters stated in the register of shareholders in accordance with notices from JASDEC, such as a notice concerning all shareholders (sokabunushi tsuchi) (other than the notice provided for in Article 154, Paragraph 3 (hereinafter referred to as the “individual shareholder notice (kobetsu kabunushitsuchi)”) of the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares etc. (hereinafter referred to as the “Book-entry Transfer Law”)).

2.    In addition to the preceding paragraph, in cases of the issuance of new shares or any other cases as prescribed by laws or regulations, the Company shall make changes to the matters stated in the register of shareholders without any notice from JASDEC.

3.    Records in the register of shareholders shall be made using the characters and/or symbols designated by JASDEC.

Article 4.    (Report Concerning the Matters Stated in the Register of Shareholders)

Shareholders shall report their names or trade names and addresses to the Company through the Securities Companies, etc. and JASDEC in accordance with the rules set forth by JASDEC; the same shall apply in the case of any change occurring to the matters stated in the report.

Article 5.    (Representative of Corporation)

1.    A shareholder who is a corporation shall report the name of a representative of such corporation through the Securities Companies, etc. and JASDEC in accordance with the rules set forth by JASDEC; the same shall apply in the case of any change occurring in such representative.

Article 6.    (Representative of Jointly-Owned Shares)

Shareholders who own shares jointly shall appoint one representative and submit a report on the name or trade name and the address of such representative signed by all such shareholders to the Company through the Securities Companies, etc. and JASDEC in accordance with the rules set forth by JASDEC; the same shall apply in the case of any change occurring in such representative.

Article 7.    (Statutory Agent)

A statutory agent, such as a person in parental authority of a shareholder or a guardian (kokennin) of a shareholder, shall report his/her name or trade name and address to the Company through the Securities Companies, etc. and JASDEC in accordance with the rules set forth by JASDEC; the same shall apply in the case of any change or dismissal occurring in such statutory agent.

Article 8.    (Report of Address by Nonresident Shareholders)

1.    A shareholder, his/her registered pledgee or his/her statutory agent, if any, who is not residing in Japan shall either appoint a standing proxy in Japan or designate a mailing address in Japan, and shall submit a report on the name or trade name and the address of such standing proxy or such mailing address to the Company through the Securities Companies, etc. and JASDEC in accordance with the rules set forth by JASDEC; the same shall apply in the case of any change or dismissal occurring in such standing proxy or such mailing address of the shareholders.

Article 9.    (Method of Identification through JASDEC)

Reports that are submitted to the Company from a shareholder through the Securities Companies, etc. and JASDEC shall be deemed to have been submitted by such shareholder himself/herself.

CHAPTER III

IDENTIFICATION OF SHAREHOLDER

Article 10.    (Identification of Shareholder)

1.    In case a shareholder (including a shareholder who provided the individual shareholder notice (kobetsu kabunushitsuchi)) makes a request or exercises any other shareholder rights (hereinafter referred to as the “Requests, etc.”), such shareholder shall attach to the Requests, etc., or provide, a document certifying that such Requests, etc. were made by such shareholder himself/herself (hereinafter referred to as the “Evidence, etc.”), except where the Company is able to confirm that such Requests, etc. were made by such shareholder himself/herself.

2.    In case the Requests, etc. (excluding the purchase of shares less than one unit and request for sale of shares less than one unit) are submitted to the Company by a shareholder through the Securities Companies, etc. or JASDEC, such Requests, etc. shall be deemed to have been made by such shareholder himself/herself, and no Evidence, etc. shall be required.

3.    In case the Requests, etc. are made by a proxy, a power of attorney on which a shareholder signed or affixed his/her name and seal, shall be attached to the Requests, etc. The name or trade name and address of the proxy shall be stated in the power of attorney.

4.    The provisions of paragraph 1 and paragraph 2 shall apply mutatis mutandis to the proxy.

CHAPTER IV

PROCEDURES FOR EXERCISE OF SHAREHOLDER RIGHTS

Article 11.    (Minority Shareholder Rights, etc.)

In case a shareholder directly exercises against the Company the minority shareholder rights, etc., provided for in Article 147, Paragraph 4 of the Book-entry Transfer Law, the shareholder shall exercise such rights upon providing a document signed or affixed his/her name and seal thereon, together with the receipt of the individual shareholder notice (kobetsu kabunushitsuchi).

Article 12.    (Method of Request for Purchase of Shares Less Than One (1) Unit)

1.    In case a shareholder holding a number of shares less than one unit makes a request to the Company for purchase of such shares, such shareholder shall make a request through the Securities Companies, etc. pursuant to the rules set forth by JASDEC.

2.    The request in the preceding paragraph shall become effective when such request (including electromagnetic record recording the requested matters; the same shall apply hereinafter) is submitted to the Handling Office of the Transfer Agent referred to in Article 2.

Article 13.    (Purchase Price)

The purchase price per share of a number of shares less than one unit shall be the last selling price of the shares at the Tokyo Stock Exchange on the effective date of such purchase request; provided, however, that if no sales were made on such day at the Tokyo Stock Exchange, the price at which the shares were first sold subsequent to that day shall be the purchase price.

Article 14.    (Payment of Purchase Price)

1.    Unless otherwise provided by the Company, the purchase price shall be paid on the day specified by the Company which will be within four (4) business days from the day following the day when the purchase price is fixed pursuant to the preceding Article, at the place where the request for purchase was submitted, to the shareholder who requested such purchase.

2.    The shareholder who made a request for such purchase may request that such payment be made by way of transfer to a bank account designated by him/her, or by cash payment at Japan Post Bank.

Article 15.    (Transfer of Title of Purchased Shares)

When purchase of a number of shares less than one unit by the Company is requested, the title to such shares shall be transferred to the Company on the date when the payment has been completed in the case provided for in paragraph 1 of the preceding Article, or on the date when all payment procedures have been completed in the case provided for in paragraph 2 of the preceding Article.

Article 16.    (Method of Request for Sale of Shares Less than One Unit)

1.    In case a shareholder holding a number of shares less than one unit makes a request to the Company for sale (the “Request for Sale”) to such shareholder of such number of shares which will, when aggregated with his or her shares less than one unit, constitute one full unit of shares, such shareholder shall make a request to the Company through the Securities Companies, etc. pursuant to the rules set forth by JASDEC.

2.    The request in the preceding paragraph shall become effective when such request is submitted to the Handling Office of the Transfer Agent referred to in Article 2.

Article 17.    (Request for Sale of Number of Shares Exceeding the Remaining Number of Treasury Stock)

If an aggregate number of shares for which the Requests for Sale are made on the same day exceeds the number of shares reserved by the Company as treasury stock for the Request for Sale, none of such Requests for Sale made on such day shall become effective.

Article 18.    (Sale Price)

The sale price per share of the shares which do not constitute one unit, for which the Request for Sale is made, shall be the last selling price of the shares at the Tokyo Stock Exchange on the day when such Request for Sale becomes effective; provided, however, that if no sales were made on such day at the Tokyo Stock Exchange, the price at which the shares were first sold subsequent to that day shall be the sale price.

Article 19.    (Transfer of Title to Sold Shares)

With respect to the shares less than one unit, for which a Request for Sale has been made, the application for transfer thereof to the account of the shareholder who made such Request for Sale shall be made on the day when the Company duly confirms the receipt of the sale proceeds as referred to in the preceding Article.

Article 20.    (Suspension Period of Request for Sale)

1.    The Company shall suspend acceptance of the Requests for Sale during the period from the tenth (10th) business day preceding March 31 through to March 31 and the period from the tenth (10th) business day preceding September 30 through to September 30 every year.

2.    Notwithstanding the preceding paragraph, the Company may, whenever it deems necessary, establish any other periods during which the Company suspends acceptance of the Requests for Sale.

Article 21.	(Description of Matters that are Proposed by Shareholders in Reference Documents for General Meeting of Shareholders)

In case a shareholder submits a proposal at a general meeting of shareholders, the length which the Company sets forth in accordance with Article 93, Paragraph 1 of the Enforcement Regulations of the Company Law shall be as follows;

(1)    Reason for proposal: within four hundred (400) characters for each proposal; and

(2)    In case a proposal for the election of Directors, Corporate Auditors or accounting advisors, the matters to be described in the reference documents for a general meeting of shareholders: within four hundred (400) characters for each candidate.

CHAPTER V

EXCEPTIONS FOR SPECIAL ACCOUNTS

Article 22.    (Exceptions for Special Accounts)

Identification of the shareholder for whom a special account is opened and any other handling matters concerning such special account shall be governed by the rules set forth by the account management institutions for such special account as well as the rules set forth by JASDEC.

SUPPLEMENTARY RULES

These rules shall be effective as of April 1, 2012.